Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Roze AI Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares underlying Class C Preferred Shares issued to Selling Shareholders	(1)	Other	18,750,000	$17.17	$321,937,500.00	0.0001381	$44,459.57
Fees to be Paid	Equity	Common Shares issued to Selling Shareholders	(2)	Other	1,064,230	$17.17	$18,272,829.10	0.0001381	$2,523.48

Total Offering Amounts:							$340,210,329.10		46,983.05
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$46,983.05

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Offering Note(s)

(1)	Represents shares offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of share splits, share dividends or similar transactions.

Consists of 18,750,000 common shares issuable upon conversion of Class C Preferred Shares.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on a per share price of $17.17, the average of the high and low reported sales price of the Company’s common shares on September 29, 2026, as reported on The Nasdaq Capital Market.
(2)	Represents shares offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of share splits, share dividends or similar transactions.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on a per share price of $[ ], the average of the high and low reported sales price of the Company’s common shares on September 29, 2026, as reported on The Nasdaq Capital Market.